Exhibit 5.2

January 4, 2002

Board of Directors
Wells Fargo & Company
420 Montgomery Street
San Francisco, California 94163

Ladies and Gentlemen:

    In connection with the proposed registration under the Securities Act of 1933, as amended, of:

  (a)
  the guarantee (the "Guarantee") of Wells Fargo & Company, a Delaware corporation ("Wells Fargo"), relating to the deferred compensation obligations (the "Obligations") of WF Deferred Compensation Holdings, Inc., a wholly-owned subsidiary of Wells Fargo, issuable under the WF Deferred Compensation Holdings, Inc. Nonqualified Deferred Compensation Plan for Independent Contractors (the "Plan"), and

  (b)
  500,000 shares of the common stock, par value $1 2/3 per share, of Wells Fargo and associated preferred stock purchase rights (such shares and rights collectively, the "Shares") issuable under the Plan,

    I have examined such corporate records and other documents, including the registration statement on Form S-3 to be filed with the Securities and Exchange Commission relating to the Guarantee and the Shares (the "Registration Statement"), and have reviewed such matters of law as I have deemed necessary for this opinion. I advise you that in my opinion:

  1.
  Wells Fargo is a corporation duly organized and existing under the laws of the state of Delaware.

  2.
  The Guarantee, as to Obligations issued in accordance with the terms of the Plan, will be a binding obligation of Wells Fargo enforceable against Wells Fargo in accordance with its terms except as enforceability (a) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights and remedies of creditors generally, and (b) is subject to the effect of general principles of equity, whether applied by a court of law or equity.

  3.
  The Shares, when issued in accordance with the terms of the Plan, will be legally and validly issued and fully paid and nonassessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ STANLEY S. STROUP Stanley S. Stroup Executive Vice President and General Counsel Wells Fargo & Company